EXHIBIT 5.2

July 20, 2005

Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022

Ladies and Gentlemen:

I am the General Counsel of Scientific Games Corporation, a Delaware corporation (the "Company") and each of the guarantors listed on Schedule I hereto (the "Subsidiary Guarantors") in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission, pursuant to which the Company is registering (i) $200,000,000 aggregate principal amount of its 6 1/4% Senior Subordinated Notes due 2012 (the "New Notes"), to be exchanged for the Company's old 6 1/4% Senior Subordinated Notes due 2012 bearing substantially identical terms and in like principal amount (the "Old Notes") in a registered exchange offer (the "Exchange Offer") and (ii) the guarantees (the "Guarantees") of each of the Subsidiary Guarantors of the New Notes. The Old Notes were issued, and the New Notes will be issued, under an Indenture dated as of December 23, 2004, among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the "Indenture"). Capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Indenture.

In rendering this opinion, I have reviewed copies of the following documents (collectively, the "Transaction Documents") :

(A)	the Registration Statement;

(B)	the New Notes;

(C)	the Guarantees;

(D)	the Certificate of Incorporation of the Company and each of the Subsidiary Guarantors, in each case, as such Certificate of Incorporation has been amended and/or restated through the date hereof;

(E)	the By-laws of the Company and each of the Subsidiary Guarantors;

(F)	certain resolutions of the Board of Directors of the Company and each of the Subsidiary Guarantors; and

(G)	the Indenture, which is governed by the laws of the State of New York.

I have also made such inquiries and reviewed such other documents and records as I have deemed necessary or appropriate as a basis for my opinion. As to various questions of fact material to this opinion, I have relied upon the representations and warranties of the Company contained in the Transaction Documents and upon the statements, representations and certificates of officers or representatives of the Company, public officials and others. I have not independently verified the facts so relied on..

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that, when the New Notes and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Exchange Offer and the Indenture, the Guarantee of each Subsidiary Guarantor will be legally issued and constitute the binding obligation of such Subsidiary Guarantor.

The opinion set forth herein is subject to and limited by the following:

I express no opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, the General Statutes of Connecticut in the State of Connecticut (based solely on my review of standard compilations thereof), the Nevada Revised Statutes in the State of Nevada (based solely on my review of standard compilations thereof), the Nebraska Revised Statutes in the State of Nebraska (based solely on my review of standard compilations thereof), and the Federal laws of the United States of America (the "Relevant Laws").

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and I assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

I hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Martin E. Schloss, Esq.

SCHEDULE I

Autotote Dominicana, Inc., a Delaware corporation
Autotote Interactive, Inc., a Delaware corporation
Autotote International, Inc., a Delaware corporation
Scientific Games Acquisition, Inc., a Delaware corporation
Scientific Games Finance Corporation, a Delaware corporation
Scientific Games (Greece), Inc., a Delaware corporation
Scientific Games Holdings Corp., a Delaware corporation
Scientific Games International, Inc., a Delaware corporation
Scientific Games Management Corporation, a Delaware corporation
Scientific Games Online Entertainment Systems, Inc., a Delaware corporation
Scientific Games Royalty Corporation, a Delaware corporation
SG Racing, Inc., a Delaware corporation
MDI Entertainment, LLC, a Delaware corporation
Scientific Games Racing, LLC, a Delaware corporation
Autotote Enterprises, Inc., a Connecticut corporation
Autotote Keno Corporation, a Nebraska corporation
Autotote Gaming Inc., a Nevada corporation